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                                                                   Exhibit 12


         AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
           Computation of Ratio of Earnings to Fixed Charges
                              (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2004          2003
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $324,626      $289,841
  Interest expense                                     280,353       276,444
  Implicit interest in rents                             9,249         9,277

Total earnings                                        $614,228      $575,562


Fixed charges:
  Interest expense                                    $280,353      $276,444
  Implicit interest in rents                             9,249         9,277

Total fixed charges                                   $289,602      $285,721


Ratio of earnings to fixed charges                        2.12          2.01